                  SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C.  20549

                               FORM 8-K

                            CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



Date  of  Report  (Date of earliest event reported)       JUNE 24, 1996

                                            ENZON, INC.

                  (Exact  name  of  registrant  as  specified  in its charter)




       DELAWARE                    0-12957              22-237286
   (State or other jurisdiction   (Commission          (IRS Employer
       of incorporation)         File Number)          Identification)



        20 KINGSBRIDGE ROAD,  PISCATAWAY, NEW JERSEY    08854
          (Address of principal executive offices)       (Zip Code)



Registrant's telephone number, including area code    (908) 980-4500




     (Former name or former address, if changed since last report)






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ITEM 5.  OTHER EVENTS

          Enzon, Inc. ("Enzon" or the "Company") announced that a multi-dose, multi-center clinical trial of its hemoglobin-based oxygen carrier, PEG-hemoglobin, has begun in cancer patients receiving radiation therapy. Patients entering this new trial will receive once-a-week infusions of PEG-hemoglobin followed by five days of radiation treatment. This will be repeated weekly for three weeks. The primary purpose of this trial is to evaluate safety related to multiple doses of PEG-hemoglobin in patients. It also offers an opportunity to observe tumor responses in patients receiving the combination of PEG-hemoglobin and radiation therapy. To date, as many as three injections of PEG-hemoglobin have been administered to patients participating in this clinical trial.

          In a previous Phase I safety trial, completed at the end of 1995, 34 normal volunteers received a single dose of PEG-hemoglobin in amounts up to the equivalent of 1.5 units of whole blood. The dose levels in the new trial will be approximately one-half to two-thirds of the highest dose used in the previous Phase I safety trial. The Company believes that, at this dose level, a sufficient amount of PEG-hemoglobin will remain in the blood stream to increase tumor oxygenation during most of each five-day treatment cycle.

          Enzon continues to dedicate its pilot manufacturing capability exclusively to the production of PEG-hemoglobin for additional clinical materials and commercial process development. The existing facility at the present scale is adequate to supply all PEG-hemoglobin needed for clinical trials.
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                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act  of  1934,

the  Registrant  has  duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Dated:  July 22, 1996




                                              ENZON, INC.
                                             (Registrant)

                                   By:   /s/KENNETH J. ZUERBLIS
                                         Kenneth J. Zuerblis
                                         Vice President, Finance
                                         and Chief Financial
                                         Officer